Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2016 Results

Company advances 2020 Vision focused on ownership of high-quality properties in core U.S. markets

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 2, 2017--Kimco Realty Corp. (NYSE: KIM) today reported results for the fourth quarter and year ended December 31, 2016.

Highlights - Fourth Quarter and Full Year 2016:

  Increased pro-rata occupancy by 30 basis points over the prior quarter to 95.4%;
  Achieved small shop occupancy of 89.9%, representing an increase of 120 basis points year-over-year and the highest small shop occupancy level since 2010;
  Generated new leasing spreads of 36.5% in the fourth quarter with overall rent spreads expanding 14.8% during the same period;
  As previously announced, issued a new $400 million, seven-year unsecured bond with a coupon of 2.70% and a new $350 million, 30-year unsecured bond with a coupon of 4.125% in the fourth quarter 2016;
  As previously announced, completed $1.3 billion of transaction volume in the U.S. during 2016 through the acquisition of 20 high-quality core market properties and land parcels totaling $746.1 million, as well as the sale of 40 non-core assets for $528.2 million; and
  Essentially completed the exit from Canada through the sale of 34 Canadian shopping centers for a gross price of USD $894.7 million during 2016.

Financial Results

Net income available to common shareholders for the fourth quarter of 2016 was $66.7 million, or $0.16 per diluted share, compared to $360.0 million, or $0.87 per diluted share, for the fourth quarter 2015. The decrease was primarily due to $345.5 million* of lower gains on sales of operating properties and $15.6 million* of higher impairments attributable to the sale or pending disposition of operating properties in 2016. Both gains on sales and operating property impairments are excluded from the calculation of Funds From Operations available to common shareholders (NAREIT FFO).

For the full year 2016, net income available to common shareholders was $332.6 million, or $0.79 per diluted share, compared to $831.2 million, or $2.00 per diluted share, for the full year 2015. The change was attributable to $379.0 million* of lower gains on sales of operating properties and $49.9 million* of higher impairments attributable to the sale or pending disposition of operating properties in 2016.

NAREIT FFO, a widely accepted supplemental measure of REIT performance, was $163.0 million, or $0.38 per diluted share, for the fourth quarter 2016 compared to $143.2 million, or $0.35 per diluted share, for the fourth quarter 2015. NAREIT FFO for the fourth quarter of 2016 included $2.6 million of transactional income (net of transactional charges). This compares to ($9.9) million of transactional charges (net of transactional income) in the fourth quarter of 2015.

For the full year 2016, NAREIT FFO was $555.7 million, or $1.32 per diluted share, compared to $643.2 million, or $1.56 per diluted share, for the full year 2015. NAREIT FFO for 2016 included ($73.7) million of transactional charges (net of transactional income) primarily attributable to charges incurred for the prepayment of debt and the merging of the company’s taxable REIT subsidiary, Kimco Realty Services, Inc., into Kimco (TRS Merger) which totaled $109.2 million. This compares to $39.8 million of transactional income (net of transactional charges) recognized in 2015 NAREIT FFO.

*Amounts shown before any impact from taxes and non-controlling interests

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and charges, was $160.4 million, or $0.38 per diluted share, for the fourth quarter 2016 compared to $153.1 million, or $0.37 per diluted share, for the fourth quarter 2015.

For the full year 2016, FFO as adjusted was $629.4 million, or $1.50 per diluted share, compared to $603.4 million, or $1.46 per diluted share, for the full year 2015.

A reconciliation of net income available to common shareholders to NAREIT FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the quarter at 95.4%, representing an increase of 30 basis points sequentially and a decrease of 40 basis points from the fourth quarter 2015;
  Small shop (under 10,000 square feet) pro-rata occupancy ended the quarter at 89.9%, an increase of 70 basis points sequentially and 120 basis points over the fourth quarter of 2015. Anchor occupancy ended the quarter at 97.3%, representing a 30 basis-point increase over the third quarter of 2016 and a 90 basis-point decrease compared to the fourth quarter of 2015;
  Pro-rata rental-rate leasing spreads increased 14.8% during the fourth quarter 2016, with rental rates for new leases up 36.5% and renewals/options increasing 7.1%. For the full year 2016, pro-rata rental-rate leasing spreads increased 12.0% with rental rates for new leases up 29.3% and renewals/options increasing 7.5%;
  Income from continuing operations was $69.8 million during the fourth quarter of 2016, representing a $269.3 million decrease compared to the same period in 2015 primarily due to lower gains on sales and higher impairments of operating properties. For the full year 2016, income from continuing operations totaled $299.4 million compared to $774.4 million for 2015. The decrease was attributable to $109.2 million of charges related to the early extinguishment of debt and the TRS merger as well as $329.0 million from lower gains on sales and higher impairments of operating properties; and
  U.S. same-property NOI increased 2.7% in the fourth quarter of 2016 compared to the fourth quarter of 2015. Full year 2016 same-property NOI increased 2.8% compared to full year 2015. U.S. same-property NOI for the fourth quarter and full year 2016 was reduced 110 basis points and 70 basis points, respectively, from the bankruptcy of Sports Authority.

A reconciliation of income from continuing operations to U.S. same-property NOI is provided in the tables accompanying this press release.

Investment Activity

The fourth quarter and year-to-date transactions, as previously announced, highlight the company’s 2020 Vision focused on the ownership of high-quality assets in core U.S. markets. Portfolio transformation activities included the principal exit from Canada, the departure from secondary markets, and the reduction of joint venture ownership interests.

Acquisitions: As previously announced, fourth quarter acquisitions totaled $88.7 million and 353,000 square feet. Kimco’s share of the total gross purchase price was $68.1 million and included the following transactions:

  The purchase of the remaining 85% interest in Creekside Center in Hayward, California and Brookhurst Center in Anaheim, California, totaling 234,000 square feet, for a gross purchase price of $54.5 million, which includes the assumption of $35.7 million in mortgage debt that was subsequently repaid. Kimco’s share of the purchase price was $46.3 million. Both assets are located in core markets supported by strong density levels in which the estimated population within a three-mile area exceeds 250,000;
  Vail Ranch Plaza, a 102,000-square-foot center in Temecula, California anchored by a Sprouts Farmers Market, for a gross sales price of $27.5 million. The asset is adjacent to Kimco’s 417,000-square-foot Redhawk Town Center in an affluent community with an average household income of approximately $101,000 within a three-mile radius. Kimco’s share of the purchase price, based on its 55% ownership interest, was $15.1 million; and
  Two parcels adjacent to the company’s flagship asset Suburban Square (Philadelphia-Camden-Wilmington MSA) for a purchase price of $6.8 million. Suburban Square, in Ardmore, Pennsylvania, is a lifestyle center anchored by a high-volume Trader Joe’s and Apple Store in the heart of the Main Line with an estimated average household income in excess of $131,000 and a population of over 125,000 within a three-mile radius.

For the full year 2016, Kimco acquired interests in 15 shopping centers totaling 2.4 million square feet, including eight acquired from existing joint venture partners. The aggregate gross purchase price for these acquisitions was $625.3 million, including $210.2 million of debt. Kimco’s share of the purchase price totaled $457.1 million.

Subsequent to year-end, the company acquired Plaza Del Prado, a 142,000-square-foot, grocery-anchored shopping center located in the Chicago-Naperville-Elgin MSA for a gross sales price of $38.0 million. In addition to the Jewel-Osco grocery store, Plaza Del Prado features other national retailers, including Starbucks, McDonalds, Chase Bank and Petco. The center is located in Glenview, Illinois, an affluent suburb in Chicago’s North Shore, supported by a population of approximately 83,000 with an average household income of $126,000 within a three-mile radius. At the time of acquisition, the shopping center was 87.6% occupied, offering some near-term lease up opportunities.

Dispositions: Fourth quarter dispositions totaled $134.4 million and 966,000 square feet for six U.S. shopping centers. Kimco’s share of the sales price was $63.7 million. Additionally, the company sold two land parcels in the fourth quarter for a gross sales price of $5.3 million. Kimco’s share of the sales price was $1.8 million.

For the full year 2016, the company’s share of shopping center dispositions totaled $982.4 million from the sale of interests in 34 Canadian properties for USD $571.5 million and 31 U.S. properties for $410.9 million.

Capital Activity

In November, the company issued a new $400 million, seven-year unsecured bond with a coupon of 2.70% and a new $350 million, 30-year unsecured bond with a coupon of 4.125%. The proceeds were used for general corporate purposes, including (i) repayment of $400 million on the company’s $650 unsecured term loan, (ii) toward the repayment of $505.6 million of mortgage debt (weighted average interest rate of 5.6%) maturing in 2017, along with any associated prepayment penalties, and (iii) temporarily reducing borrowings under the company’s revolving credit facility.

In February 2017, the company closed on a new $2.25 billion unsecured revolving credit facility with an initial maturity date of March 17, 2021 with two additional six-month extension options. The new credit facility replaces the company’s previous $1.75 billion unsecured revolving credit facility that was scheduled to mature in March of 2018. The new facility is priced at LIBOR plus 87.5 basis points plus a facility fee of 15 basis points per annum, for a total drawn cost of LIBOR plus 102.5 basis points.

2017 Guidance

Kimco’s full year 2017 outlook for Net Income, NAREIT FFO and FFO as adjusted is as follows:

Net Income (per diluted share)	$0.64 to $0.67
NAREIT FFO (per diluted share)	$1.50 to $1.54
FFO as adjusted (per diluted share) **	$1.50 to $1.54

**Excludes transactional income/(charges), net

The Company’s full year 2017 operational assumptions (Kimco’s share) are as follows:

Portfolio Occupancy	95.8% to 96.2%
Same-Property NOI (including redevelopments)	+2.0% to +3.0%
Operating Property Acquisitions	$300 million to $400 million 5.50% to 6.00% cap rate
Operating Property Dispositions	$250 million to $350 million 6.50% to 7.50% cap rate

Reconciliations to be provided for these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted).

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.27 per common share, payable on April 17, 2017, to shareholders of record on April 5, 2017, representing an ex-dividend date of April 3, 2017.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class I, Class J and Class K). All dividends on the preferred shares will be paid on April 17, 2017, to shareholders of record on April 4, 2017, with an ex-dividend date of March 31, 2017.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Friday, February 3, 2017, at 10:00 a.m. Eastern Standard Time (EST). The call will include a review of the company’s fourth quarter and full year 2016 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 9974446).

A replay will be available through May 3, 2017, by dialing 1-877-344-7529 (Passcode: 10096539). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of December 31, 2016, the company owned interests in 524 U.S. shopping centers comprising 85 million square feet of leasable space across 34 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

U.S. Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers U.S. same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of U.S. properties that have been owned by the company for the entire current and prior year reporting periods including those properties under redevelopment. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. U.S. same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

U.S. same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of U.S. same-property NOI from U.S. unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating U.S. same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2016	2015
Assets:
Operating real estate, net of accumulated depreciation of $2,278,292 and 2,115,320, respectively	$9,394,755	$9,274,299
Investments and advances in real estate joint ventures	504,209	742,559
Real estate under development	335,028	179,190
Other real estate investments	209,146	215,836
Mortgages and other financing receivables	23,197	23,824
Cash and cash equivalents	142,486	189,534
Marketable securities	8,101	7,565
Accounts and notes receivable, net	181,823	175,252
Other assets	431,855	536,112
Total assets	$11,230,600	$11,344,171

Liabilities:
Notes payable	$3,927,251	$3,761,328
Mortgages payable	1,139,117	1,614,982
Dividends payable	124,517	115,182
Other liabilities	549,888	584,019
Total liabilities	5,740,773	6,075,511
Redeemable noncontrolling interests	86,953	86,709

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,029,100 shares, 32,000 shares issued and outstanding (in series),
Aggregate liquidation preference $800,000	32	32
Common stock, $.01 par value, authorized 750,000,000 shares issued and outstanding 425,034,113 and 413,430,756 shares, respectively	4,250	4,134
Paid-in capital	5,922,958	5,608,881
Cumulative distributions in excess of net income	(676,867)	(572,335)
Accumulated other comprehensive income	5,766	5,588
Total stockholders' equity	5,256,139	5,046,300
Noncontrolling interests	146,735	135,651
Total equity	5,402,874	5,181,951
Total liabilities and equity	$11,230,600	$11,344,171

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
Revenues
Revenues from rental properties	$292,909		$296,501		$1,152,401		$1,144,474
Management and other fee income	4,117		4,369		18,391		22,295
Total revenues	297,026		300,870		1,170,792		1,166,769
Operating expenses
Rent	2,719		2,868		10,993		12,347
Real estate taxes	38,649		37,807		146,615		147,150
Operating and maintenance	40,544		40,054		140,910		144,980
General and administrative expenses	27,462		33,413		117,302		122,735
Provision for doubtful accounts	(189)		751		5,563		6,075
Impairment charges	25,140		17,475		93,266		45,383
Depreciation and amortization	90,884		86,095		355,320		344,527
Total operating expenses	225,209		218,463		869,969		823,197

Operating income	71,817		82,407		300,823		343,572

Other income/(expense)
Mortgage financing income	402		443		1,634		2,940
Interest, dividends and other investment income	651		1,050		1,478		39,061
Other income, net	1,196		2,134		2,313		2,234
Interest expense	(43,067)		(56,152)		(192,549)		(218,891)
Early extinguishment of debt charges	-		-		(45,674)		-
Income from continuing operations before income taxes, equity in income of joint ventures, gain on change in control of interests and equity in income of other real estate investments	30,999		29,882		68,025		168,916

Benefit/(provision) for income taxes, net	747		(48,297)		(72,545)		(60,230)
Equity in income of joint ventures, net	28,559		349,587		218,714		480,395
Gain on change in control of interests, net	4,290		3,091		57,386		149,234
Equity in income of other real estate investments, net	5,241		4,854		27,773		36,090
Income from continuing operations	69,836		339,117		299,353		774,405
Discontinued operations
Loss from discontinued operating properties, net of tax	-		-		-		(15)
Impairment/loss on operating properties, net of tax	-		-		-		(60)
Loss from discontinued operations	-		-		-		(75)
Gain on sale of operating properties, net of tax (1)	10,850		39,594		86,785		125,813

Net income	80,686		378,711		386,138		900,143
Net (income)/loss attributable to noncontrolling interests	(2,413)		490		(7,288)		(6,028)
Net income attributable to the Company	78,273		379,201		378,850		894,115
Preferred stock redemption costs	-		(5,816)		-		(5,816)
Preferred stock dividends	(11,555)		(13,365)		(46,220)		(57,084)
Net income available to the Company's common shareholders	$66,718		$360,020		$332,630		$831,215

Per common share:
Income from continuing operations
Basic	$0.16		$0.87		$0.79		$2.01
Diluted	$0.16	(2)	$0.87	(2)	$0.79	(2)	$2.00	(2)
Net income: (3)
Basic	$0.16		$0.87		$0.79		$2.01
Diluted	$0.16	(2)	$0.87	(2)	$0.79	(2)	$2.00	(2)
Weighted average shares:
Basic	423,087		411,667		418,402		411,319
Diluted	424,249		413,346		419,709		412,851
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Adjusted for earnings attributable from participating securities of ($524) and ($1,950) for the three months ended December 31, 2016 and 2015, and ($2,018) and ($4,134) for the year ended December 31, 2016 and 2015, respectively.

Reconciliation of Net Income Available to Common Shareholders to
FFO and FFO as Adjusted
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
Net income available to common shareholders	$66,718		$360,020		$332,630		$831,215
Gain on disposition of operating property	(10,950)		(43,347)		(92,824)		(131,844)
Gain on disposition of joint venture operating properties and change in control of interests	(14,880)		(327,933)		(217,819)		(557,744)
Depreciation and amortization - real estate related	89,476		82,732		347,315		333,840
Depreciation and amortization - real estate jv's	9,477		14,552		45,098		68,556
Impairments of operating properties	24,125		8,545		101,928		52,021
(Benefit)/provision for income taxes (2)	(1,227)		51,849		39,570		53,792
Noncontrolling interests (2)	245		(3,239)		(182)		(6,591)
Funds from operations available to common shareholders	162,984		143,179		555,716		643,245
Transactional (income)/charges, net	(2,565)		9,892		73,689		(39,808)
Funds from operations available to common shareholders as adjusted	$160,419		$153,071		$629,405		$603,437

Weighted average shares outstanding for FFO calculations:
Basic	423,087		411,667		418,402		411,319
Units	841		860		853		791
Dilutive effect of equity awards	1,162		1,481		1,307		1,414
Diluted	425,090	(1)	414,008	(1)	420,562	(1)	413,524	(1)

FFO per common share - basic	$0.39		$0.35		$1.33		$1.56
FFO per common share - diluted	$0.38	(1)	$0.35	(1)	$1.32	(1)	$1.56	(1)
FFO as adjusted per common share - diluted	$0.38	(1)	$0.37	(1)	$1.50	(1)	$1.46	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $229 and $217 for the three months ended December 31, 2016 and 2015, and $881 and $781 for the year ended December 31, 2016 and 2015, respectively
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Funds from operations is a supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis.

Reconciliation of Income From Continuing Operations to
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Income from continuing operations	$69,836	$339,117	$299,353	$774,405
Adjustments:
Management and other fee income	(4,117)	(4,369)	(18,391)	(22,295)
General and administrative expenses	27,462	33,413	117,302	122,735
Impairment charges	25,140	17,475	93,266	45,383
Depreciation and amortization	90,884	86,095	355,320	344,527
Other expense, net	40,818	52,525	232,798	174,656
(Benefit)/provision for income taxes, net	(747)	48,297	72,545	60,230
Gain on change in control of interests, net	(4,290)	(3,091)	(57,386)	(149,234)
Equity in income of other real estate investments, net	(5,241)	(4,854)	(27,773)	(36,090)
Non same property net operating income	(16,194)	(41,218)	(88,070)	(173,189)
Non-operational (income)/expense from joint ventures, net	8,474	(297,488)	(58,563)	(245,380)
U.S. Same Property NOI	$232,025	$225,902	$920,401	$895,748
U.S. Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. U.S. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, U.S. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

U.S. Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of U.S. Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. U.S. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Diluted Net Income Per Common Share
to Diluted Funds From Operations Per Common Share
(unaudited)

	Actual	Projected Range
	2016	Full Year 2017
		Low	High
Diluted net income available to common shareholder per share	$0.79	$0.64	$0.67

Depreciation & amortization	0.83	0.80	0.83

Depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.11	0.09	0.11

Gain on disposition of operating properties	(0.22)	(0.02)	(0.05)

Gain on disposition of joint venture operating properties, net of noncontrolling interests, and change in control of interests	(0.52)	(0.01)	(0.02)

Impairments of operating properties	0.24	-	-

Provision/(benefit) for income taxes	0.09	-	-

FFO per diluted common share	$1.32	$1.50	$1.54

Transactional charges, net	0.18	-	-

FFO, as adjusted per diluted common share	$1.50	$1.50	$1.54

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com